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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-30062) pertaining to the 1998 Stock Plan of Cadabra Inc., assumed by GoTo.com, (Form S-8 No. 333-36230) pertaining to the 1999 Stock Award Plan and 1999 Executive Stock Award Plan of AuctionRover.com, Inc. assumed by GoTo.com and (Form S-8 No. 333-76415) pertaining to the 1998 Stock Plan and the 1999 Employees Stock Purchase Plan of GoTo.com, of our report dated February 6, 2001, with respect to the financial statements of GoTo.com included in the Annual Report (Form 10-K) for the year ended December 31, 2000.



                                                 /s/ Ernst & Young LLP


Los Angeles, California
March 8, 2001